Exhibit 3.16

OPERATING AGREEMENT

OF

SEVILLE GOLF AND COUNTRY CLUB, LLC

This Operating Agreement (the “Agreement”) for SEVILLE GOLF AND COUNTRY CLUB. LLC, an Arizona limited liability company (the “Company”) is entered into as of October 25, 2010, by Shea Homes Limited Partnership, an California limited partnership, the sole member (“Member”) of the Company.

RECITALS

The Member, as the sole member of the Company, formed the Company as a limited liability company pursuant to Arizona Limited Liability Company Act §29-608 (“Act”); and desires to enter into this Agreement to define formally the terms and conditions and the Member’s rights and obligations with respect thereto.

Section 1 FORMATION

1.1 Formation of Company. The Company has been organized as an Arizona limited liability company by the filing of Articles of Organization pursuant to the Statues §29-632 with the Arizona Corporation Commission.

1.2 Name. The name of the Company is Seville Golf and Country Club, LLC and all Company business shall be conducted under that name or such other names that comply with the applicable law as the Member may select from time to time.

13 Purpose and Scope. The Purpose is to engage in any lawful act or activity for which a limited liability company may be organized under the Act.

1.4 Term. The Company shall commence on the date the Articles of Organization were filed and shall continue until dissolved pursuant to the terms of this Agreement or the Act.

1.5 Office; Agent. The registered office of the Company required by the Act to be maintained in the State of Arizona shall be located at 638 N. Fifth Avenue, Phoenix, Arizona 85003, or such other office (which need not be a place of business of the Company) as the Member may designated from time to time in the manner provided by law. The name and address of the registered agent of the Company shall be National Registered Agents, Inc., 638 N. Fifth Avenue, Phoenix, Arizona 85003. The Company may have such other offices as the Member may designate from time to time.

1.6 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

Act. The Arizona Limited Liability Company Act, as amended from time to time.

Agreement. This Limited Liability Company Agreement, as originally executed and as amended, modified, supplemented or restated from time to time in accordance with its terms.

Certificate. The Articles of Organization of the Company, as originally field and as amended or restated from time to time in accordance with this Agreement and the Act.

Company. SEVILLE GOLF AND COUNTRY CLUB, LLC, an Arizona limited liability company.

Distributable Cash. Cash from operations of the Company, interest on Company cash, notes receivable and other short term investments, net cash proceeds for the a sale, refinancing, or condemnation of Company assets, including casualty insurance proceeds not used to rebuild or replace such assets, less cash expenditures and reasonable working capital reserves.

Fiscal Year. The taxable year of the Company, as determined under Section 706 of the Internal Revenue Code.

Manager. Shea Homes Limited Partnership, a California limited liability company.

Person. An individual, partnership, limited partnership, trust, estate, association, corporation, limited liability company, or other entity, whether domestic or foreign.

Section 2 CAPITALIZATION OF THE COMPANY

The Member shall have no obligation to contribute additional capital to the Company. The Member may elect to contribute cash or property to the Company. If the Company does not have sufficient funds from capital contributions to pay its obligations, the Member may advance all or part of the needed funds to or on behalf of the Company. An advance described in this Section may constitute a loan from the Member to the Company and may bear interest at a rate determined by the Member.

Section 3 DISTRIBUTIONS AND ALLOCATIONS

3.1 Distributions. The Company may distribute Distributable Cash to the Member in such amounts and at such times as the Member may determine in its discretion; provided, however, no distribution shall be made by the Company if the distribution is prohibited by §29-704 of the Act. If the Member received a distribution from the Company which is determined to have been prohibited by §29-706 of the Act, the Member shall, within thirty (30) days following notice, return such distribution to the Company.

3.2 Income, loss, etc. All items of income, gain, loss, deduction and credit of the Company shall be attributed to the Member.

Section 4

Section 4 MANAGEMENT

4.1 Management by Member. The business and affairs of the Company shall be managed by the Member. The Manager shall have full and complete authority, power, and discretion to manage and control all aspects of the business, affairs, and properties of the Company.

4.2 Officers. The Manager may, from time to time, appoint one or more individuals to be officers of the Company. Any officers so appointed shall have such authority and perform such duties as the Manager may, from time to time, delegate to them. Unless the Manager decides otherwise, if the title of an officer is one commonly used for an officer of a business corporation formed under the Delaware General Corporation Law, the use of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office. Any number of offices may be held by the same individual.

Section 5 INTERESTS OF MEMBERS

5.1 Limited Liability. Except as agreed upon in writings signed by the Members, no Member shall be liable for the debts, liabilities, contracts or any other obligations of the Company. Except as agreed upon by the Members, and except as otherwise provided by §29-651 of the Act. No member shall have any personal liability for the repayment of the Capital Contributions or loans of die other Member.

5.2 Dissolved Member. If the Member is dissolved or terminated, the powers of the Member may be exercised by its legal representative or successor. Upon the dissolution of the Member, the Company shall not dissolve but shall continue in existence.

Section 6 NO MEETINGS OF MEMBERS

The Company shall not be required to hold Member meetings.

Section 7 ACCOUNTING MATTERS

7.1 Maintenance of Records. The Company shall keep books and records of accounts. The books and records shall be maintained on a basis determined by the Manager.

7.2 Tax Matters. For federal income tax purposes, the Company shall be disregarded as an entity separate from the Member pursuant to Treasury Regulations Section 301.7701-3(b)(l)(ii). Subject to the preceding sentence, the Manager shall cause to be prepared and filed all necessary tax returns for the Company.

Section 8 RIGHTS OF SECURED PARTY

8.1 Notwithstanding anything to the contrary contained in this Agreement, if any interests in the Company (the “Membership Interests”) have been pledged or are subject to the granting of a security interest or other encumbrance therein (a “Pledge”) by the holder thereof (the beneficiary of a Pledge being referred to herein as a “Secured Party”), (a) all rights and remedies of such Secured Party (including but not limited to voting rights) with respect to the Membership Interests contained in any document, agreement or instrument giving effect to or governing such Pledge and the rights and remedies associated therewith (a “Security Document”) shall be given effect by the Company and the Members, (b) the Company and the Members shall take all such action and shall execute and deliver all such agreements, documents or instruments as may be required by the terms and conditions of the Security Document and (c) if the Secured

Party becomes the holder of such Membership Interests, then, at such time, the Secured Party shall have all of the rights associated with such Membership Interests under this Agreement and applicable law.

8.2 Notwithstanding anything to the contrary contained in this Agreement, all restrictions on transfer and assignability of any Membership Interests shall be inapplicable, and of no force and effect, as to any transfer of any Membership Interest to a Secured Party in connection with any exercise of rights or remedies by the Secured Party in accordance with the Security Document or as may be permitted by applicable law. Contemporaneously with any transfer of any Member’s Membership Interests to the Secured Party, the transferor Member shall cease to be a member of the Company.

8.3 All of the Membership Interests shall be evidenced by a certificate showing the name of the Member and the percentage of Membership Interests held by that Member. Each Membership Interest certificate shall be signed by an officer of the Company or of its manager or managing member, as the case may be, and such certificates may be signed in counterparts.

8.4 Each of the Membership Interest certificates representing the Members’ interest in the Company shall constitute a “security” within the meaning of (A) Article 8 of the Uniform Commercial Code (including Section 8-102(a) thereof) as in effect from time to time in the state of organization of the Company and (B) the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995. Each Member hereby agrees that its interest in the Company and in its Membership Interests for all purposes shall be personal property. The Members have no interest in specific Company property.

8.5 At all times prior to the termination of any Pledge of the Membership Interests in accordance with the Security Document (the date of such termination, the “Termination Date”), neither the Members nor members of the Manager will, without the prior written consent of the Secured Party, (i) amend this Agreement to provide that any Membership Interests (x) shall not be evidenced by a certificate or (y) shall not be securities governed by Section 8 of the Uniform Commercial Code or (ii) otherwise “opt out” of Article 8 of the Uniform Commercial Code.

8.6 The provisions of this Article 8 shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and any future Members, Managers and their respective successors and assigns.

8.7 At all times prior the Termination Date, none of the provisions of this Section 8 or any other provision of this Agreement may be amended in any way which alters, limits, restricts or adversely affects a Secured Party’s ability to exercise its rights with respect to the Membership Interests, without the prior written consent of such Secured Party.

Section 9 DISSOLUTION AND LIQUIDATION

9.1 Events of Dissolution. Except as otherwise provided in this Agreement, the Company shall be dissolved and its affairs shall be wound up upon the happening of the first to occur of the following:

(a) Upon the election of the Member to dissolve the Company.

(b) Upon the sale or other disposition of all or substantially all of the assets and properties of the Company and distribution to the Member of the proceeds of the sale or other disposition.

9.2 Effect of Dissolution. Upon any dissolution of the Company under this Agreement or the Act, except as otherwise provided in this Agreement, the continuing operation of the Company’s business shall be confined to those activities reasonably necessary to wind up the Company’s affairs, discharge its obligations, and liquidate its assets and properties in a businesslike manner.

93 Liquidation and Termination.

(a) If the Company is dissolved, then an accounting of the Company’s assets, liabilities and operations through the last day of the month in which the dissolution occurs shall be made, and the affairs of the Company shall thereafter be promptly wound up and terminated. The Member will liquidate the assets of the Company as promptly as is consistent with obtaining the fair market value thereof, and the proceeds therefrom, to the extent sufficient therefor, will be applied and distributed in the following order:

(1) To the payment and discharge of all of the Company’s debts and liabilities to creditors (including the Member) in the order of priority as provided by law, other than liabilities for distributions to the Member; and

(2) The balance, if any, to the Member.

(b) After all of the assets of the Company have been distributed, the Company shall terminate.

(c) Notwithstanding anything to the contrary in this Agreement, upon liquidation of the Company, if the Member has a deficit or negative balance in the Member’s capital account (after giving effect to all contributions, distributions, allocations, and other capital account adjustments for all taxable years, including the year during which such liquidation occurs), the Member shall have no obligation to make any capital contribution to the Company, and the negative balance of the Member’s capital account shall not be considered a debt owed by the Member to the Company or to any other Person for any purpose whatsoever.

9.4 Certificate of Cancellation. Upon the completion of the winding up of the affairs of the Company, the Member shall prepare, execute and deliver to the Arizona Corporation Commission a certificate of cancellation in accordance with §29-781 of the Act.

Section 10 GENERAL PROVISIONS

10.1 Governing Law. This Agreement and the rights of the parties hereunder will be governed by, interpreted, and enforced in accordance with the laws of the State of Arizona.

10.2 Binding Effect. This Agreement will be binding upon and inure to the benefit of the Member, and its distributees, successors and assigns.

10.3 Headings. All headings are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

10.4 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under the present or future laws effective during the term of this Agreement, the provision will be fully severable; this Agreement will be construed and enforced as if the illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of the illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to the illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

10.5 No Third Party Beneficiary. This Agreement is made solely and specifically for the benefit of the Member, and its successors and assigns, and no other Person will have any rights, interest or claims or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

10.6 Amendments. Any amendment to this Agreement shall be in writing, dated and signed by the Member. If any conflict arises between the provisions of the amendment, or amendments, and the terms hereof, the most recent provisions shall govern and control.

10.7 Counterparts. This Agreement may be executed in multiple identical counterparts, each of which shall be deemed an original, and counterpart signature pages may be detached and assembled to form a single original document. This Agreement may be executed and delivered by the exchange of electronic facsimile copies or counterparts of the signature page, which shall be considered the equivalent of ink signature pages for all purposes.

The Member has executed this Agreement as of the date set forth above.

Shea Homes Limited Partnership, a California limited partnership

By:	J.F. Shea, L.P.,
a Delaware limited partnership,
Its:	General Partner

	By:	JFS Management, L.P.,
a Delaware limited partnership,
	Its:	General Partner

		By:	J.F. Shea Construction Management, Inc.,
a California corporation,
		Its:	General Partner

By:
			Name:	James G. Shontere
			Title:	Secretary

By:
			Name:	Paul Mosley
			Title:	Vice President